SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-K


                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934




Date of Report (Date of Earliest Event Reported)     May 25, 1999


CHASE CORPORATION
(Exact Name of Registrant as Specified in Charter)


Massachusetts                1-5408                          11-1797126
05-0420158
(State or Other
 Jurisdiction of       (Commission File Number)             (IRS Employer
  Incorporation)                                          Identification No.)


26 Summer Street, Bridgewater, MA                            02324
(Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code  (508) 279-1789



                                  Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)




Item 2. Aquisition and disposition of Assets

        Chase Corporation (the "Company") has purchased all of the stock of RWA, Inc.("RWA") from its sole shareholder, Richard W. Aho, for cash of five million dollars and a promissary note , payable over three, of three million dollars. An additional amount may be paid contingent upon future performance of RWA based upon fifty percent of the amount by which average annual earnings for the thiry six months ended May 31, 2002 before interest, tax, depreciation and amortization multiplied by four exceed eight million dollars and a performance consideration based upon thiry percent of the amount by which net income before taxes exceeds certain base amounts. Mr. Aho has no material relationship to Chase Corporation, its affiliates, its officers and directors or their associates. The transaction is being financed through available cash, borrowing from BankBoston and from future operations.

RWA is engaged in electronic manufacturing services to the electronics industry and will continue its current operations.


Item 7. Financial Statements and Exhibits

        (a) The financial statements required by Section 210-3.05(b) will be filed by amendment not later than sixty days from the due date of this report.

        (b)  The pro forma financial information required pursuant to
Article 11 of Regulation S-X will be filed by amendment not later than sixty days from the due date of this report.




        (c) Exhibits.

             2.1    Stock Purchase Agreement

            10.1    Employment Agreement

            99.1    Press Release







Signatures

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                        Chase Corporation




                 June 2,1999           /s/ Peter R. Chase
                      (Date)              Peter R. Chase
                                      Chief Executive Officer



                 June 2, 1999             /s/ Everett Chadwick, Jr.
                      (Date)                     Everett Chadwick, Jr.
                                              Chief Financial Officer and
                                              Principal Accounting Officer